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                                                                       EXHIBIT 8


                     [LETTERHEAD OF SHEARMAN & STERLING]


                               December 3, 1997


CMS Energy X-TRAS Pass-Through Trust I
c/o Wilmington Trust Company
Rodney Square North
1100 Market Street
Wilmington, DE 19890-0001

Ladies and Gentlemen:

        We have acted as special federal income tax counsel for CMS Energy X-TRAS Pass-Through Trust I (the "Pass-Through Trust") in connection with the Registration Statement on Form S-3 and Form S-1 (the "Registration Statement") being filed by CMS Energy Corporation, a Michigan corporation (the "Company") and the Pass-Through Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $150,000,000 principal amount of Pass-Through Certificates due 2005 (the "Certificates"), issued by Wilmington Trust Company, not in its individual capacity but solely as trustee (the "Trustee") under a trust agreement dated November 21, 1997 (as to be amended and restated, the "Trust Agreement") between the Trustee and the Company, relating to the creation and the administration of the Pass-Through Trust. The sole assets of the Pass-Through Trust from which holders of the Certificates will receive any distributions on the Certificates will be $150,000,000 in aggregate principal amount of the Company's __% Extendible Tenor Rate-Adjusted
Securities due        , 2005 ("X-TRAS(SM)" or the "Notes"). The Notes will
be issued under an Indenture (the "Indenture") dated as of September 15, 1992, as supplemented by a Sixth Supplemental Indenture (the "Supplemental Indenture") dated as of 199_, between the Company and NBD Bank, as indenture trustee. The Indenture and the Supplemental Indenture are hereinafter referred to collectively as the "Senior Debt Indenture." Capitalized terms used herein without definitions have the meanings specified therefor in the Registration Statement. You have requested our opinion concerning certain United States federal income tax consequences of the issuance of the Certificates.

        In rendering this opinion, we have reviewed and relied upon facts and descriptions set forth in the Registration Statement. We have assumed that (i) neither the Company nor the Pass-Through Trust has defaulted on any of its obligations with respect to the Trust Agreement, the Senior Debt Indenture, the Underwriting Agreement and the ISDA Master Agreement (the "Transaction Agreements"), (ii) all of the parties to the Transaction
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Agreements have complied with, and at all times will comply with, the provisions of the Transaction Agreements, (iii) the terms, conditions and obligations contained in the Transaction Agreements are enforceable under applicable law, (iv) the transactions contemplated by the Transaction Agreements (the "Transactions") were consummated, and will continue to be consummated, in accordance with the terms, conditions and obligations contained in the Transaction Agreements, (v) the facts, recitals and representations contained in the Transaction Agreements and the facts, recitals and representations contained in the certificates signed by the officers or representatives of the parties to the Transactions were and continue to be correct and complete, (vi) the terms, conditions and obligations contained in the Transaction Agreements represent the entire understandings and agreements among the parties, no informal agreements or representations have been or will be made that are not reflected in the Transaction Agreements, and no additional rights or obligations have been or will be created by the course of performance, estoppel, representation, oral contract or local statute, (vii) none of the material terms, conditions and obligations contained in the Transaction Agreements have been, or will be, waived or modified, and (viii) the parties have treated and reported, and will continue to treat and report, the Transactions consistently with the facts assumed herein or certified to us by knowledgeable representatives of the parties and contemplated by the opinion hereinafter set forth.

        Based on the foregoing and the Internal Revenue Code of 1986, as amended (the "Code"), the Income Tax Regulations issued by the United States Treasury Department thereunder (the "Regulations"), administrative rulings of the Internal Revenue Service (the "Service") and judicial decisions, all as in effect on the date hereof, we are of the opinion that for federal income tax purposes the discussion entitled "Certain Federal Income Tax Considerations" in the Registration Statement, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

        We express no opinion as to tax laws other than as to the U.S. federal income tax laws, and we express no opinion as to any matters other those specifically addressed above. Further, our opinion is based upon areas in which the Code and Regulations do not provide clear guidance, and the administrative rulings and judicial decisions do not provide a clear resolution. The Pass-Through Trust has not obtained, nor does it intend to obtain, a ruling from the Service with respect to the federal income tax consequences of the issuance of the Certificates, and it is possible that the Service may take a different position. We caution that our opinion is not binding on the Service or the courts and is based on the Code, the Regulations and the administrative and judicial interpretations thereof, all as in effect on the date hereof. The conclusions reached in this opinion may change as a result of legislative, administrative or judicial actions or other changes in any of the foregoing, and we do not undertake any obligation to update or supplement this opinion in the future. Any change in the facts, statements or assumptions as described above or any inaccuracy in the assumptions, statements or facts upon which we have relied may affect the validity of the opinion set forth herein.


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        We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and any related registration statement filed pursuant to Rule 462(b) under the Securities Act and to the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

        This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, other than the holders of Certificates, and may not be made available to any other person or entity without our prior written consent.


                                                Very truly yours,



                                                /s/ SHEARMAN & STERLING












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